Exhibit 10.3

AMENDMENT No. 3

Whereas, Addex Pharma SA (“Addex”) and Indivior UK Limited (Co. No. 7183451) (“Indivior”) (each a “Party” and collectively the “Parties”) entered into an agreement to perform research on GABA B PAM on January 2, 2018 (hereinafter, Agreement), an amendment dated October 30, 2020 (“Amendment 1”), and an amendment with an effective date of May 1, 2021 (“Amendment 2”); and

Whereas, Addex is conducting a funded research activity based on an agreed Research Plan over the period May 1, 2018 to July 31, 2022 and Indivior has committed $12.4 million in research funding over this period; and

Whereas, on completion of the Research Term, no Development Compounds have been identified but the Parties desire to continue the research with a view to identifying Development Compounds; and

Whereas, the Research Term, as defined in the Agreement, expires on July 31, 2022 pursuant to the terms of Amendment 2; and

Now Therefore, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged Addex and Indivior hereby enter into this Amendment No. 3 (this “Amendment”) and agree as follows:

1.	Definitions. The definitions from the Agreement of January 2, 2018, Amendment 1 dated October 30, 2020 and Amendment 2 effective May 1, 2021 between Addex and Indivior shall be used in this Amendment and are incorporated herein by reference.

2.	Amendment Effective Date. The effective date of this Amendment shall be August 1, 2022 (“Amendment Effective Date”). The Parties agree and acknowledge that this Agreement is executed as of the date of last signature below (the “Execution Date”) but shall be effective and binding on the Parties as of the Amendment Effective Date.

3.	Initial Research Term Extension. With reference to Section 3.3 of the Agreement, subject to the provisions of this Amendment, the Parties agree to extend the Research Term until March 31, 2023. Accordingly, Section 1.72 is hereby deleted and replaced with the following:

a.	“Research Term” means the period commencing on May 1, 2018 and expiring on March 31, 2023 unless the Parties agree to extend the Research Term pursuant to Section 3.3.

4.	Contribution to Research Costs. The Parties agreed to extend the Research Term in previous amendments and agreed upon additional obligations of the Parties in relation to that additional research in Article 3 of Amendment 1 and Article 5 of the Amendment 2. Article 3 of Amendment 1 is hereby incorporated into the Agreement as Section 3.11. Article 5 of Amendment 2 is hereby incorporated into the Agreement as Section 3.12. The following is hereby incorporated into the Agreement as Section 3.13:

a.	As a contribution to the costs of the research being conducted by Addex as detailed in the Research Plan in Appendix 1a & 1b, Indivior shall reimburse Addex the sum of up to eight hundred and fifty thousand Swiss Francs (CHF 850,000) for additional research funding as detailed in Appendix 2c in monthly installments based on activities completed by Addex. The amount of the above contribution attributable to any Reserved Indication shall be capped at four hundred thousand Swiss Francs (CHF 400,000). The Parties acknowledge that some activities being paid by the contribution have already been completed. Any additional activities from the date of the Amendment Effective Date for Reserved Indications shall only be for activities attributable to the Reserved Indications set forth in Section 1.73(h). The provisions of Section 6.9 of the Agreement shall apply to such payment. Addex shall provide an invoice for the payment due. Indivior shall support some activities through direct payments to third parties from a separate budget. For the sake of clarity, the Parties agree that any Know-How or other intellectual property created by any Third Party with whom Indivior contracts or makes payments for the purposes of the Research Plan shall be Joint Improvements regardless of which Party contributed to such Know-How or intellectual property and any Patent Rights filed in respect of such Joint Improvements shall be Joint Patent Rights regardless of inventorship.

b.	On or before February 28, 2023, Addex shall deliver to Indivior a report that sets out all of their completed work to date on the compounds in the course of undertaking the Research Plan up to January 31, 2023 and identifying those which Addex believes are suitable for further development.

c.	In the event that the costs of undertaking the Research Plan in Appendix 1b, exceed eight hundred and fifty thousand Swiss Francs (CHF 850,000), the Parties shall discuss the funding of that part of the Research Plan that exceeds such cost and Addex shall not be in breach of the Agreement if it elects not to undertake any part of the Research Plan that would result in the costs incurred by it in the Research Plan exceeding eight hundred and fifty thousand Swiss Francs CHF 850,000.

d.	In the event that Indivior does not select any Licensed Compounds on or before March 31, 2023 the Agreement shall terminate in its entirety on March 31, 2023 and the provisions of Section 10.2 of the Agreement shall not apply.

5.	Amendment of Definition of Reserved Indications. As of the Effective Date of this Amendment, the definition of Reserved Indications in Section 1.73 of the Agreement shall be deleted in its entirety and replaced by the following:

1.73                 “Reserved Indications” means the following Indications:

(a)              Polyneuropathies and other disorders of the peripheral nervous system (G60 to G64) including but not limited to Charcot Marie Tooth (G60);

(b)              Cerebral palsy and other paralytic syndromes (G80 to G83) including but not limited to cerebral palsy (G80);

(c)               Nerve, nerve root and plexus disorders (G50 to G59) including but not limited to disorders of trigeminal nerve (G50);

(d)              Neuromuscular dysfunction of bladder and other disorders of bladder (N31 to N32);

(e)              Disorders of psychological development (F80-89) including but not limited to pervasive developmental disorders (F84) such as Rett’s syndrome (F84.2);

(f)               Episodic & paroxysmal disorders (G40-47) including but not limited to Epilepsy (G40);

(g)              Soft tissue disorders (M60-M79) including but not limited to Neuralgia and neuritis, unspecified (M79.2); and

(h)              Pain, not elsewhere classified (G89) including but not limited to Neoplasm related pain, acute & chronic (G89.3).

(i)                Cough (R05) and other abnormalities of breathing (R06) including but not limited to hiccough (R06.6)

(j)                Idiopathic interstitial pulmonary diseases (J84) including but not limited to idiopathic pulmonary fibrosis (J84.112).

(k)               Pruritus (L29)

(l)                Gastro-oesophageal reflux disease (K21)

6.	Remainder of Agreement. The provisions of Section 14 of the Agreement shall apply to this Amendment and, save as specifically amended hereby, the Agreement of January 2, 2018 as amended on October 30, 2020 and May 1, 2021 will remain in full force and effect.

IN WITNESS WHEREOF, ADDEX and Indivior have caused this instrument to be executed in duplicate by their respective duly authorized officers.

Indivior UK Limited.
Date:	31 July 2022

By:	/s/ Gilles Picard
Title: Authorized Signatory

Addex Pharma SA
Date:	31 July 2022

By:	/s/ Tim Dyer
Title: Chief Executive Officer